EXHIBIT U

                       AMENDMENT TO NOTES

     This AMENDMENT TO NOTES dated as of April 14, 2003 (this "Amendment"), among Alternative Resources Corporation, a Delaware corporation (the "Company"), with headquarters located at 600 Hart Road, Suite 300, Barrington, Illinois 60010, Wynnchurch Capital Partners, L.P., a Delaware limited partnership ("WCP") and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership ("WCPC", each of WCP and WCPC, a "Purchaser," and collectively, the "Purchasers"), amends the Senior Subordinated Secured Convertible Promissory Note dated as of January 31, 2002 issued to WCP by the Company in the original principal amount of $4,920,208.00 ("WCP Note"); and the Senior Subordinated Secured Convertible Promissory Note dated as of January 31, 2002 issued to WCPC by the Company in the original principal amount of $5,079,792 (the "WCPC Note," and together with the WCP Note, the "Notes").

     WHEREAS, the Company and Purchasers are entering into a Fifth Amendment to Securities Purchase Agreement and Waiver of even date herewith pursuant to which Purchasers are waiving certain events of default under that certain Securities Purchase Agreement by and among the Company and Purchasers, dated as of January 31, 2002, as amended (the "Securities Purchase Agreement"); and

     WHEREAS, the Company and the Purchasers desire to amend certain provisions of the Notes, all subject to the terms, conditions and limitations set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

     1.   Capitalized Terms.

     Capitalized terms used herein which are defined in the Notes have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

     2.   Amendment.

     The Company and the Purchasers agree that the definition of "Conversion Price" in Section 2.1(f) of each of the Notes is hereby deleted and amended and restated in its to read as follows:

     "(f) "Conversion Price" means $1.50, subject to adjustments as set forth in Article VI hereof."

     3.   No Default, etc.

     The Company hereby represents, warrants and confirms that:
(a) after giving effect to this Amendment, the Company is in compliance with all of the terms and provisions set forth in the Notes; and (b) the execution, delivery and performance by the Company of this Amendment (i) have been duly authorized by all necessary action on the part of the Company, (ii) will not violate any applicable law or regulation or the organizational documents of the Company or any of its subsidiaries, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Company or any of its assets, and (iv) do not require any consent, waiver or approval of or by any person (other than the Purchasers) which has not been obtained.

     4.   Acknowledgment.

     The Purchasers and the Company hereby acknowledge and agree that the adjustment to the Conversion Price of the Notes made in
Section 1 hereof shall not act to adjust the exercise price of any of the warrants issued by the Company to Purchasers pursuant to the Securities Purchase Agreement, and that the adjustment to the exercise price of the warrants made pursuant to that certain Amendment to Warrants between Purchasers and the Company of even date herewith shall not act to cause any adjustment to the Conversion Price of the Notes.

     5.   Miscellaneous.

     (a) Except as specifically amended hereby, all of the terms and provisions of the Notes shall remain in full force and effect. The indebtedness evidenced by the Notes is continuing indebtedness and nothing herein shall be deemed to constitute a payment, settlement, disposition or novation of the Notes or release or otherwise adversely affect any rights of the Purchasers against the Company.

     (b) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     (c) This Amendment shall be governed by the laws of the State of Illinois and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

ALTERNATIVE RESOURCES CORPORATION


By:  /s/ Steven Purcell
     ------------------
Name:   Steven Purcell
Title:  Chief Financial Officer

PURCHASERS:

WYNNCHURCH CAPITAL PARTNERS, L.P.
By:  Wynnchurch Partners, L.P., its general partner
By:  Wynnchurch Management, Inc., its general partner


By:  /s/ John A. Hatherly
     --------------------
Name:   John A. Hatherly
Title:  President

WYNNCHURCH CAPITAL PARTNERS CANADA, L.P.
By:  Wynnchurch Partners Canada, L.P., its general partner
By:  Wynnchurch GP Canada, Inc., its general partner


By:  /s/ John A. Hatherly
     --------------------
Name:   John A. Hatherly
Title:  President

Acknowledged and Consented to pursuant to Section 2.7 of that certain Subordination and Intercreditor Agreement by and among the Purchasers, Fleet Capital Corporation and the Company, dated as of January 31, 2002, as amended.

FLEET CAPITAL CORPORATION

By:  /s/ Christopher Godfrey
     -----------------------
Name:   Christopher Godfrey
Title:  Senior Vice President